UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-1004
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) December 21, 2009
TRW Automotive Holdings Corp.

(Exact Name of Registrant as Specified in Its Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

001-31970	81-0597059

(Commission File Number)	(IRS Employer Identification No.)

12001 Tech Center Drive, Livonia, Michigan	48150

(Address of Principal Executive Offices)	(Zip Code)
(734) 855-2600

(Registrant’s Telephone Number, Including Area Code)
Not applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Seventh Amended and Restated Credit Agreement, dated as of December 21, 2009, among TRW Automotive Inc., TRW Automotive Holdings Corp. (the “Company”), TRW Automotive Intermediate Holdings Corp., certain of the Company’s foreign subsidiaries, the lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., as syndication agent, and J.P. Morgan Securities Inc. and Banc of America Securities LLC, as lead arrangers
Press Release of the Company dated December 22, 2009

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
TRW Automotive Holdings Corp. (the “Company”) announced that on December 21, 2009 the Company and its wholly owned subsidiaries, TRW Automotive Inc. (“TAI”) and TRW Automotive Intermediate Holdings Corp. (“Intermediate”), and certain of the Company’s foreign subsidiaries, entered into the Seventh Amended and Restated Credit Agreement, dated as of December 21, 2009 (the “Seventh Credit Agreement”), with the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., as syndication agent, and J.P. Morgan Securities Inc. and Banc of America Securities LLC, as lead arrangers. The Seventh Credit Agreement provides for senior secured credit facilities consisting of (i) a revolving credit facility in the amount of $1,256 million, of which $411 million matures May 9, 2012 (the “2012 Portion of the Revolving Credit Facility”) and $845 million matures November 30, 2014, subject to certain conditions described below (the “2014 Portion of the Revolving Credit Facility and, together with the 2012 Portion of the Revolving Credit Facility, the “Revolving Credit Facility”), (ii) a $225 million Tranche A-2 Term Loan Facility (the “Term Loan A”), and (iii) a $175 million Tranche B-3 Term Loan Facility (the “Term Loan B” and, together with the Revolving Credit Facility and the Term Loan A, the “Facilities”). Proceeds from the Term Loan A and Term Loan B, together with cash on hand, were used to repay the existing term loans and pay fees and expenses related to the refinancing. The initial draw of the Term Loan A and Term Loan B occurred on December 21, 2009, as further described under Item 2.03 below. The Company expects to incur charges, including lender consent fees, related to the transaction of approximately $9 million during the fourth quarter of 2009.
The Seventh Credit Agreement amends certain provisions of the prior credit agreement, the Sixth Amended and Restated Credit Agreement, dated as of June 24, 2009 (the “Prior Agreement”), including those relating to the maturity dates and amounts of the term loans, the interest coverage ratio financial covenant and certain interest rates as well as certain other covenants applicable to the Company, TAI and its subsidiaries.
The financial covenants are calculated on a trailing four quarter basis (the “Test Period”). The Senior Secured Leverage Ratio is unchanged from the Prior Agreement. This ratio applies through the third quarter of 2011, as indicated in the chart below, after which the Total Leverage Ratio applies:
Senior Secured Leverage Ratio

Test Period (Quarter Ended)	Ratio
12/31/09	6.75:1.00
3/31/10	5.90:1.00
6/30/10	4.50:1.00
9/30/10	3.50:1.00
12/31/10	2.85:1.00
3/31/11	2.75:1.00
6/30/11	2.50:1.00
9/30/11	2.50:1.00
The minimum interest coverage ratio is likewise unchanged from the Prior Agreement through the fourth quarter of 2010 as indicated in the chart below, after which the ratio will be 2.75 to 1.00 for the duration of the Facilities.

Minimum Interest Coverage Ratio

Test Period (Quarter Ended)	Ratio
12/31/09	1.10:1.00
3/31/10	1.30:1.00
6/30/10	1.70:1.00
9/30/10	2.25:1.00
12/31/10	2.70:1.00
Thereafter	2.75:1.00
Borrowings under the Facilities bear interest at a rate equal to an applicable margin plus, at the Company’s option, either (a) a base rate determined by reference to the highest of (1) the administrative agent’s prime rate, (2) the federal funds rate plus 1/2 of 1% or (3) the adjusted 1-month London Interbank Offered Rate (“LIBOR”) plus 1%, or (b) a LIBOR or a eurocurrency rate determined by reference to interest rates for deposits in the currency of such borrowing for the applicable interest period adjusted for certain additional costs. The applicable margins for borrowings on the Revolving Credit Facility and the Term Loan A and the Revolving Credit Facility commitment fee rates are subject to a leverage-based grid that has not changed from the Prior Agreement except that two lower leverage categories, which have lower margins, will become available with respect to the 2014 Portion of the Revolving Credit Facility once the Company delivers financial statements for the first quarter in 2010. These interest rate margins are as follows:
Revolving Credit Facility and Term Loan A

			Revolving Credit
	Margin over	Margin over LIBOR /	Facility
Senior Secured	Alternate Base	Eurocurrency	Commitment
Leverage Level	Rate	Rate	Fee Rate
≥ 3.50x	5.00%	6.00%	0.75%
<3.50x but ≥ 2.50x	4.50%	5.50%	0.50%
<2.50x but ≥ 1.75x	4.25%	5.25%	0.50%
<1.75x but ≥ 1.50x	4.00%	5.00%	0.50%
<1.50x but ≥ 0.75x	3.75%	4.75%	0.50%
<0.75x but ≥ 0.25x*	3.50%	4.25%	0.50%
<0.25x and at least BB- or Ba3 (stable/stable) *	2.75%	3.75%	0.50%

*	Available only with respect to the 2014 Portion of the Revolving Credit Facility once the Company delivers financial statements for the first quarter in 2010.
The applicable interest rate margin on the Term Loan B, which had been 5% (for alternate base rate) or 6% (for Eurocurrency rate) under the Prior Agreement, was made subject to a leverage-based grid, as follows:
Term Loan B

Senior Secured	Margin over	Margin over LIBOR /
Leverage Level	Alternate Base Rate	Eurocurrency Rate
≥ 1.50x	5.00%	6.00%
<1.50x but ≥ 0.75x	3.75%	4.75%
<0.75x	3.50%	4.50%
The Term Loan A and Term Loan B will each amortize 1% per year and will mature on May 30, 2015 and 2016, respectively, subject to earlier maturity on December 13, 2013, if (i) the Company has not refinanced its senior notes due in 2014 with debt maturing after August 31, 2016 or (ii) the Company does not then have liquidity available to repay the senior notes due in 2014 plus at least $500 million of additional liquidity. The 2014 Portion of the Revolving Credit Facility is also subject to earlier maturity on December 13, 2013 under the same circumstances.
Like the senior credit facilities under the Prior Agreement:
•	obligations of TAI under the Facilities are unconditionally guaranteed by the Company and substantially all existing and subsequently acquired wholly-owned domestic subsidiaries;

•	obligations of the foreign subsidiary borrowers under the Facilities are unconditionally guaranteed by the Company, TAI and certain foreign subsidiaries of TAI;

•	the Facilities are secured by a perfected first priority security interest in, and mortgages on, substantially all tangible and intangible assets of TAI and substantially all of its domestic subsidiaries, including a pledge of 100% of the stock of TAI and substantially all of its domestic subsidiaries and 65% of the stock of foreign subsidiaries owned by domestic entities; and

•	foreign borrowings under the Facilities will be secured by assets of the foreign borrowers.
The Seventh Credit Agreement, like the Prior Agreement, contains a number of covenants that, among other things, restrict, subject to certain exceptions, the ability of TAI and its subsidiaries to incur additional indebtedness or issue preferred stock, repay other indebtedness, pay certain dividends and distributions or repurchase capital stock, create liens on assets, make investments, loans or advances, make certain acquisitions, engage in mergers or consolidations, enter into sale and leaseback transactions, engage in certain transactions with affiliates, amend certain material agreements governing TAI’s indebtedness, and change the business conducted by the Company and its subsidiaries. In addition, the Seventh Credit Agreement also includes customary events of default.
Like the Prior Agreement, the Seventh Credit Agreement generally restricts the payment of (i) cash dividends on the Company’s common stock pursuant to a formula based on the Company’s consolidated net income and leverage ratio, and (ii) dividends or other distributions by TAI, subject to specified exceptions. The exceptions include, among other things, payments or distributions to enable the Company to repurchase its own equity in connection with a call spread on TAI’s exchangeable bonds, or in respect of expenses required for the Company and Intermediate to maintain their corporate existence, general corporate overhead expenses, tax liabilities and legal and accounting fees. Since the Company is a holding company without any independent operations, it does not have significant cash obligations, and is able to meet its limited cash obligations with payments or distributions from TAI under the exceptions to the debt covenants.
This description is not complete and is qualified in its entirety by reference to the full text of the Seventh Credit Amendment, which is attached hereto as Exhibit 10.1.
Certain of the lenders under the Seventh Credit Agreement or their affiliates are lenders under the existing terms loans and will receive a portion of the net proceeds in connection with their repayment. Certain of such lenders and their affiliates make investments directly or indirectly in the Company and affiliates of The Blackstone Group L.P. and have performed and in the future will continue to perform various investment banking, commercial banking and advisory services for the Company and its affiliates from time to time for which they have received or may receive customary fees and expenses. Such lenders or their affiliates may also hold the Company’s equity or TAI’s debt securities from time to time.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT
The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated herein by this reference.
On December 21, 2009, TAI drew down the entire principal on the Term Loan A and the Term Loan B and used such proceeds, together with available cash on hand, to repay approximately $753 million of existing term loan facilities, consisting of then-existing term loan A facilities of approximately $453 million and then-existing term loan B facilities of approximately $300 million) and to pay certain fees and expenses related to the refinancing.
The Company intends to draw down on, and use proceeds from, the Revolving Credit Facility and its European accounts receivables facilities (collectively, the “Liquidity Facilities”) to fund normal working capital needs from month to month in conjunction with available cash on hand. Under normal working capital utilization of liquidity, portions of the amounts drawn under the Liquidity Facilities typically will be paid back throughout the month as cash from customers is received. The Company would then draw upon such facilities again for working capital purposes in the same or succeeding months. However, during any given month, upon examination of economic and industry conditions, the Company may draw fully down on the Liquidity Facilities.
ITEM 3.03. MATERIAL MODIFICATIONS TO RIGHTS OF SECURITY HOLDERS
The information provided in Item 1.01 of this Current Report on Form 8-K regarding restrictions on the payment of dividends on the Company’s common stock is incorporated herein by this reference.
ITEM 8.01. OTHER EVENTS
On December 22, 2009, the Company issued a press release announcing the transactions described in Item 1.01 above and recapping other capital markets transactions completed by the Company in the second half of 2009. The text of such press release, which is attached hereto as Exhibit 99.1, is incorporated herein in its entirety.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS
(d)	Exhibits.

Exhibit No.	Description

10.1	Seventh Amended and Restated Credit Agreement, dated as of December 21, 2009, among TRW Automotive Inc., the Company, TRW Automotive Intermediate Holdings Corp., certain of the Company’s foreign subsidiaries, the lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., as syndication agent, and J.P. Morgan Securities Inc. and Banc of America Securities LLC, as lead arrangers

99.1	Press Release of the Company dated December 22, 2009

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRW AUTOMOTIVE HOLDINGS CORP.
Dated: December 22, 2009	By:	/s/ Joseph S. Cantie
Joseph S. Cantie
Executive Vice President and Chief Financial Officer

Index to Exhibits

Exhibit No.	Description

10.1	Seventh Amended and Restated Credit Agreement, dated as of December 21, 2009, among TRW Automotive Inc., the Company, TRW Automotive Intermediate Holdings Corp., certain of the Company’s foreign subsidiaries, the lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., as syndication agent, and J.P. Morgan Securities Inc. and Banc of America Securities LLC, as lead arrangers

99.1	Press Release of the Company, dated December 22, 2009